Exhibit 10.12

Ball Corporation

Long-Term Cash

Incentive Plan

Amended and Restated on April 26, 2016.

Effective for new Awards beginning on or after April 26, 2016 and for new Performance Cycles beginning on or after January 1, 2017.

Exhibit 10.12 (Continued)

Table of Contents

1. Purpose	1
2. Definitions	1
2.1 Award	1
2.2 Committee	1
2.3 Company	1
2.4 Effective Date	1
2.5 GICS	1
2.6 Invested Capital	1
2.7 NOPAT–Net Operating Profits After Tax	1
2.8 Participant	1
2.9 Performance Cycle	1
2.10 Plan	1
2.11 Return on Average Investment Capital	1
2.12 Retirement	1
2.13 Target Long-Term Cash Compensation	2
2.14 Total Shareholder Return	2
3. Calculation of Performance Measures and Awards	2
3.1 ROAIC Component	2
3.2 Comparative Total Shareholder Return Component	2
4. Form and Timing of Payment	3
5. Miscellaneous	3
5.1 Administration of the Plan	3
5.2 Amendment and Termination of the Plan	3
5.3 Applicable Law	3
5.4 Beneficiary Designation for Termination by Death	3
5.5 Captions	3
5.6 Gender, Singular and Plural	3
5.7 Merger, Consolidation or Acquisition	4
5.8 Non-Alienation of Benefits	4
5.9 No Right to Continued Employment or Participation	4
5.10 Termination of Employment Due to Death, Disability or Retirement	4
5.11 Termination of Employment for Reasons Other Than Death, Disability or Retirement	4
5.12 Validity	4

Exhibit 10.12 (Continued)

Long-Term Cash Incentive Plan (LTCIP)

1.         Purpose

The purpose of the Plan is to advance the interests of the Company by providing a long-term financial incentive to selected key executives who contribute and are expected to continue to contribute materially to the success of the Company through their leadership skills, vision and dedication.

2.         Definitions

2.1       “Award” means the incentive earned by a Participant under the terms of the Plan during a Performance Cycle.

2.2       “Committee” means the Human Resources Committee of the Board of Directors of Ball Corporation.

2.3       “Company” means Ball Corporation and its subsidiaries.

2.5       “Effective Date” for this amended and restated Plan is April 26, 2016.

2.5       “GICS” means the S&P Global Industry Classification Standards.

2.6       “Invested Capital” means the Monthly Average Invested Capital, defined as total operating assets excluding financial assets less total operating liabilities excluding financial liabilities, calculated as the total for each of the year’s twelve months, divided by 12.

2.7       “NOPAT” means the net operating income before financing costs, reduced by income taxes charged at the year’s effective tax rate.

2.8       “Participation” means an executive who has been selected for participation in the Plan by management. Participation is discretionary and is not a contractual right. Participation is determined on a year-by-year basis and participation in one Performance Cycle does not imply continued participation in subsequent Performance Cycles. Participants will be notified regarding their Participation Level in each Performance Cycle.

2.9       “Performance Cycle” means a period of three consecutive calendar years that comprises a single performance measurement period.  Performance Cycles overlap as illustrated:

Year 1	Year 2	Year 3	Year 4	Year 5	Etc.

1/1/yr1	(Cycle 1)

	1/1/yr 2	(Cycle 2)

		1/1/yr 3	(Cycle 3)

2.10     “Plan” means this Amended and Restated Long-Term Cash Incentive Plan as set forth in this document and as amended from time to time.

2.11     “ROAIC” means Return on Average Invested Capital.

Exhibit 10.12 (Continued)

2.12     “Retirement” means termination of employment by a participant for whatever reason other than death or disability after attainment of age and service years which, when combined, equals or exceeds seventy (70), subject to a minimum age of fifty-five (55). This definition of Retirement is subject to any existing or additional statutory requirements or prescribed definition of retirement as set forth by local laws in jurisdictions where the Plan is to be implemented and which would take precedence.

2.13     “Target Long-Term Cash Compensation” means the cash amount available to a participant for a specific Performance Cycle as established by the Committee.  This cash amount is used in the Award calculations during such Performance Cycle.

2.14     “Total Shareholder Return” means the change in share price plus dividends during a Performance Cycle.

3.         Calculation of Performance Measures and Awards

Performance is measured and awards are calculated based on two independent components.  Each component will account for one-half of the Participation level.

3.1       ROAIC Component

Awards for this component are based upon ROAIC.  ROAIC is calculated by dividing the average of Net Operating Profits After Tax or “NOPAT” over a Performance Cycle by the average of the “Invested Capital” over a Performance Cycle.  The performance requirements are as follows:

Minimum - 7% ROAIC

Target - 9% ROAIC

Maximum - 11% ROAIC

Awards for performance between the minimum, target and maximum requirements will be prorated.

A  Participant’s Award for this component for a Performance Cycle is calculated by multiplying the Participant’s Target Long-Term Cash Compensation for that Performance Cycle by 50%, which is then adjusted for actual performance using the requirements above.

3.2       Comparative Total Shareholder Return Component

Awards for this component are based upon Total Shareholder Return for a Performance Cycle measured by comparing the average daily closing stock price and dividends of the Company in the third year of the Performance Cycle with the average daily closing stock price and dividends in the year prior to the start of the Performance Cycle compared to the distribution of the Total Shareholder Returns during the Performance Cycle for each of the companies comprising the GICS.  The performance requirements are as follows:

Minimum - the 37.5th percentile of the GICS

Target - the 50th percentile of the GICS

Maximum - the 75th percentile of the GICS

Exhibit 10.12 (Continued)

Awards for performance between the minimum, target and maximum requirements will be prorated.

A Participant’s Award for this component for a Performance Cycle is calculated by multiplying the Participant’s Target Long-Term Cash Compensation for that Performance Cycle by 50%, which is then adjusted for actual performance using the requirements above.

4.         Form and Timing of Payment

The Awards will be made in cash as soon as practicable after the close of a Performance Cycle, but no later than March 15 of the year following the close of such Performance Cycle.

5.         Miscellaneous

5.1       Administration of the Plan - The Committee shall be the sole administrator of the Plan.  The Committee shall have full power to formulate additional details and regulations for carrying out this Plan.  The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.  Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final and conclusive.

5.2       Amendment and Termination of the Plan - The Company retains the right to terminate or amend the Plan, but only with respect to Performance Cycles not yet begun.

5.3       Applicable Law - This plan shall be governed and construed in accordance with the laws of the State of Indiana, or, if not possible, in accordance with applicable local laws.

5.4       Beneficiary Designation for Termination by Death - A Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant.  All designations shall be in writing and signed by the Participant.  The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant.  The Participant may change beneficiary or beneficiaries with a signed, written instrument delivered to the Company.  Payouts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Company’s Executive Compensation Department, or its designated Plan administrator. In locations where there is a mandatory line of succession, payment will be made in accordance with local law.

5.5       Captions - The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

5.6       Gender, Singular and Plural - All pronouns and any variation thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

Exhibit 10.12 (Continued)

5.7       Merger, Consolidation or Acquisition - In the event of a merger, consolidation or acquisition such that the Company is not the surviving corporation, Awards will become immediately payable based on the performance achieved as of the end of the most recently completed calendar year for each Performance Cycle to which the grant of Award opportunities has occurred at least six months previously.

5.8       Non-Alienation of Benefits - Neither the Participant nor any designated beneficiary under the Plan shall have the power to transfer, assign, anticipate, hypothecate, or otherwise encumber in advance any of the benefits payable hereunder, nor shall said benefits be subject to seizure for the payment of any debts or judgments or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

5.9       No Right to Continued Employment or Participation - Nothing contained in this Plan, nor any action taken hereunder, shall be construed as a contract of employment or as giving any eligible employee, Participant or former Participant any right to be retained in the employ of the Employer.  Participation is discretionary and is not a contractual right. Participation is determined on a year-by-year basis and participation in one Performance Cycle does not imply continued participation in subsequent Performance Cycles.

5.10     Termination of Employment Due to Death, Disability or Retirement - If death, disability or Retirement occurs prior to the end of one or more Performance Cycles in which an executive was a Participant, the Participant’s Award for each such Performance Cycle will be calculated as provided in Section 3, then prorated by multiplying by a fraction the numerator of which shall be the number of days of employment actually served during the Performance Cycle, and the denominator of which shall be the total number of days in the Performance Cycle,  and paid in accordance with Section 4. Any Participant whose employment terminates for cause, or any reason other than as set forth in this section, shall not be eligible to receive any Awards.

5.11     Termination of Employment for Reasons Other Than Death, Disability or Retirement - A Participant shall not be entitled to any Award or payout with respect to any incomplete Performance Cycle, unless such termination is by reason of death, disability or Retirement.

5.12     Validity - In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.